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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.8

RESTATED AND AMENDED
EXCLUSIVE LICENSE AGREEMENT

        Effective as of January 1, 1999 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD") and Corgentech Inc., a Delaware corporation have a primary place of business at Suite 460, 601 Gateway Boulevard, South San Francisco, California 94080, ("LICENSEE"), agree as follows:

  1.
  BACKGROUND

  1.1
  STANFORD has an assignment of "Pressurized Nucleotide Delivery Device," from the laboratory of Dr. Victor Dzau ("Invention{s}"), as described in Stanford Docket S95-022, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

  1.2
  STANFORD desires to have the Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

  1.3
  LICENSEE desires a license under said Invention(s), and Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the field of use of all therapeutic and preventative applications.

  2.
  DEFINITIONS

  2.1
  "Licensed Patent(s)" means [*] any divisions, continuations or continuations-in-part of the application from which the foregoing patent issued (except that continuations-in-part shall be included only to the extent they claim subject matter disclosed in the application from which the foregoing patent issued); any patents issuing from the foregoing applications; any extensions, reexaminations or reissues of such patents; and all foreign equivalents of the foregoing patent applications and patents.

  2.2
  "License Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

  (a)
  Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

  (b)
  Is covered by any claim being prosecuted in a pending application directed to the Invention(s).

  2.3
  "Net Sales" means the gross revenue derived by LICENSEE and/or sublicensee(s) from Licensed Product(s), whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE or sublicensee(s), are included in such gross revenue, and are separately billed:

    (a)
    Import, export, excise and sales taxes, and custom duties;

    (b)
    Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

    (c)
    Costs of installation at the place of use;

    (d)
    Credit for returns, allowances, or trades;

    (e)
    Trade and quantity discounts actually allowed and taken in such amounts as are customary in the trade; and

    (f)
    Rebates or discounts actually paid to, credited to or mandated by any governmental agency (or branch thereof) or any third party payor.

  2.4
  "Licensed Field of Use" means all therapeutic, diagnostic, and prophylactic applications.

  2.5
  "Licensed Territory" means worldwide.

  2.6
  "Exclusive" means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

  3.
  GRANT

  3.1
  STANFORD hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use to make, have made, use, sell, offer for sale and import Licensed Product(s) in the Licensed Territory.

  3.2
  Said license is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of January 1, 1999 and ending upon the expiration of the last to expire of Licensed Patent(s).

  3.3
  STANFORD shall have the right to practice the Invention(s) for its own bona fide research, including sponsored research and collaborations. STANFORD shall have the right to publish any information included in Licensed Patent(s).

  4.
  GOVERNMENT RIGHTS

  This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention(s).

  5.
  DILIGENCE

  5.1
  As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Unless LICENSEE has initiated Phase III Clinical Trials prior to June 1, 2002, LICENSEE agrees that STANFORD may terminate this Agreement. STANFORD may terminate this Agreement if LICENSEE or a sublicensee(s) has not sold Licensed Product(s) for any period of one (1) year after initial sale of Licensed Product(s).

  5.2
  Progress Report—On or before [*] of each year until LICENSEE markets a Licensed Product(s), LICENSEE shall make a written annual report to STANFORD covering the preceding year ending [*], regarding the progress of LICENSEE toward commercial use of

    Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of the Article 5.

  6.
  ROYALTIES

  6.1
  LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of [*] equity upon signing this Agreement. In addition, LICENSEE agrees to pay to STANFORD [*] upon signing of Amendment #1 to this Agreement.

  6.2
  Beginning January 1, 2001, and [*], LICENSEE also shall pay to STANFORD a [*]. Said [*] payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Paragraph 6.5.

  6.3
  In addition, LICENSEE shall pay STANFORD earned royalties on Net Sales, subject to Paragraph 13.5(b), as follows:

    (a)
    [*] or

    (b)
    [*] subject to [*]

  For clarity, Net Sales in a territory of Licensed Products that consist only of a [*] that are sold by or on behalf of LICENSEE, its Affiliates or sublicensees (for example, [*] ), then such Net Sales in such territory [*]. Earned royalties for [*] Licensed Products will be [*] of a [*] Licensed Product.

  6.4
  In addition, LICENSEE agrees to pay STANFORD the following milestone payments:

  If [*] of the Invention(s) are [*]:

    a)
    Prior to or on [*],

  then a [*] milestone payment is due; or

  b)
  Subsequent to [*],

  then a [*] milestone payment is due; and

  [*] is due [*]

  The above milestone payments shall be made to STANFORD within [*] days after the [*] or [*], as appropriate.

  6.5
  Creditable payments under this Agreement shall be an offset to LICENSEE against up to [*] of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.3 [*].

  6.6
  If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE shall be obligated to pay royalties hereunder until the latter of:

    (a)
    Seven years, if no Licensed Patent(s) issues; or

    (b)
    For so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of STANFORD covering said activity. LICENSEE shall be obligated to pay royalties on all Licensed Product(s) that are either sold or produced under the license granted in Article 3, regardless of whether such Licensed Product(s) are produced prior to the Effective Date of this Agreement or sold after the expiration of the Licensed Patent(s).

  6.7
  The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.

  6.8
  Within [*] after receipt of a [*], LICENSEE shall [*] in connection with [*] after the Effective Date.

  6.9
  Subject to Paragraph 6.8, as applicable, LICENSEE may select patent counsel reasonably acceptable to STANFORD to prosecute and maintain Licensed Patents for the benefit of STANFORD. STANFORD and LICENSEE shall be copied simultaneously by the patent counsel on all patent prosecution or maintenance correspondence that concerns Licensed Patents. LICENSEE shall direct such prosecution and STANFORD will have the opportunity to comment prior to any prosecution or maintenance action involving Licensed Patents. If LICENSEE proposes to abandon any Licensed Patent, or any claim of a Licensed Patent, without the possibility of pursuing the subject matter of the abandoned claim at a later time, it shall first provide [*] advance written notice of such intent to STANFORD and, if requested, shall meet with officials of STANFORD within [*] of such notice to discuss the rationale for proposing to abandon the Licensed Patent or claim. If the parties agree that such Licensed Patent or claim should be abandoned, the matter shall be deemed resolved. If the parties do not agree that such Licensed patent or claim should be abandoned, then LICENSEE shall either: (1) continue to prosecute the patent application or patent claim, or maintain the patent at issue; or (2) request STANFORD to assume responsibility for prosecution of such patent application, patent claim in a divisional application or maintenance of such patent and LICENSEE shall lose rights in the abandoned Licensed Patent or claim, as the case may be.

  7.
  ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

  7.1
  Quarterly Earned Royalty Payment and Report—Beginning with the first sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within [*] after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

  7.2
  LICENSEE also agrees to make a written report to STANFORD within [*] after the expiration of the license pursuant to Section 3.2. LICENSEE shall continue to make reports pursuant to the provisions of this Section 7.2 concerning royalties payable in accordance with Article 6 in connection with the sale of Licensed Product(s) after expiration of the license, until such time as all such Licensed Product(s) produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay STANFORD all applicable royalties.

  7.3
  Accounting—LICENSEE agrees to keep and maintain records for a period of [*] showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customer, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraphs 7.1 and 7.2. Such examination is to be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of [*] or more, then the audit costs shall be paid by LICENSEE.

  8.
  NEGATION OF WARRANTIES

  8.1
  Nothing in this Agreement is or shall be construed as:

  (a)
  A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

  (b)
  A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

  (c)
  An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12; or

  (d)
  Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s).

  8.2
  Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

  9.
  INDEMNITY

  9.1
  LICENSEE agrees to indemnify, hold harmless, and defend STANFORD, UCSF-Stanford Health Care and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), or Licensed Product(s), by LICENSEE or sublicensee(s), or their customers.

  9.2
  STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

  9.3
  LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

  9.4
  In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its sublicensee(s). Such insurance shall provide minimum limits of liability of [*] and shall include STANFORD, UCSF-Stanford Health Care, Stanford Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [*] of the Effective Date of this Agreement, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring [*] prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD, UCSF-Stanford Health Care, and Stanford Health Services shall be excess and noncontributory.

  10.
  MARKING

  Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

  11.
  STANFORD NAMES AND MARKS

  LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, Stanford Health Services or UCSF-Stanford Health Care, or that is associated with any of them, without STANFORD's prior written consent.

  12.
  INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

  12.1
  LICENSEE shall promptly inform STANFORD of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

  (a)
  If STANFORD and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne [*], and any recovery or settlement shall be shared [*]. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD;

  (b)
  In the absence of agreement to institute a suit jointly, [*] may institute suit, and, at its option, join [*] as a plaintiff. If [*] decides to institute suit, then it shall notify [*] in writing. [*] failure to notify [*] in writing, within [*] after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be and be deemed conclusively to be [*] assignment to [*] of all rights, causes of action, and damages resulting from any such alleged infringement. [*] shall bear the entire cost of such litigation and shall be entitled to retain [*] of any recovery or settlement; and

  (c)
  In the absence of agreement to institute a suit jointly and if [*] notifies [*] that it has decided not to join in or institute a suit, as provided in (a) or (b) above, [*] may institute suit. [*] shall bear [*] of such litigation, including expenses incurred by [*]. Any recovery in excess of litigation costs will be shared with [*] as follows:

  1.
  Any payment [*] will be [*] and;

      2.
      Any payment which [*] will be [*].

    LICENSEE and STANFORD agree to negotiate in good faith an appropriate [*] for any non-cash settlement or non-cash cross-license. [*] will not share in the portion of the recovery, if any, that is payment for "willful infringement."

  12.2
  Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraph 12.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

  13.
  SUBLICENSEE(S)

  13.1
  LICENSEE may grant sublicense(s) during the Exclusive period.

  13.2
  If LICENSEE is [*] for which there [*], LICENSEE will, at STANFORD's request, [*].

  13.3
  Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

  (a)
  Sublicense terms and conditions shall reflect that any sublicensee(s) may grant sublicenses, [*]; and

  (b)
  The earned royalty rate specified in the suclicense(s) may be at higher rates than the rates in this Agreement.

  Any such sublicense(s) also shall expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

  13.4
  LICENSEE agrees to provide STANFORD a copy of any sublicense granted pursuant to this Article 13.

  13.5
  (a)    LICENSEE shall pay to STANFORD—

    1.
    [*] of Sublicensee Revenues received by LICENSEE from a Third Party in consideration for the grant of a sublicense under such rights if such Licensed Product [*] at the time that the sublicense is granted; or

    2.
    [*] of Sublicensee Revenues received by LICENSEE from a Third Party in consideration for the grant of a sublicense under such rights if such Licensed Product [*] at the time that the sublicense is granted;

    less [*].

  (b)
  Notwithstanding Paragraph 6.3, if LICENSEE grants a sublicense to Licensed Product and receives Sublicense Revenues in consideration of such sublicense, then LICENSEE shall pay to STANFORD an earned royalty on Net Sales equal to [*] of Net Sales by LICENSEE and its sublicensees in such sublicense territory.

  (c)
  Subject to Paragraph 13.5(b), Sublicensee Revenues shall mean the following payments received by LICENSEE from a Sublicensee in connection with a Sublicense and the Licensed Products for which such Sublicense is granted all: (i) [*] payments in cash; and (ii) [*]. It shall not include sharing of, or reimbursement for, [*].

  13.6
  LICENSEE may grant [*] sublicenses or cross-licenses provided LICENSEE [*] STANFORD [*].

  13.7
  The parties acknowledge that LICENSEE will develop or require access to technologies other than the Licensed Patents to develop and commercialize Licensed Products, and that it will receive payments from its sublicensees in consideration both for the grant of a sublicense under this Agreement as well as the grant to such sublicensee of other licenses, sublicenses and similar rights by LICENSEE. Accordingly, LICENSEE shall have the right, in calculating amounts due to STANFORD under Paragraphs 6.3 and 13.5, to determine in good faith which portion of Net Sales and Sublicense Revenues is attributable to technology covered by the Licensed Patents, and which portion is attributable to other technologies contributing to products sold. In applying the foregoing, the parties agree that as of the April 23, 2003, that E2F decoy product is covered primarily by intellectual property rights licensed from each of STANFORD hereunder and the Brigham and Women's Hospital, Inc. ("BWH") pursuant to an agreement between LICENSEE and BWH dated January 1, 1999 (as amended and restated), and that for such product consisting of the compound designated "E2F decoy" and a pressurized nucleotide delivery device substantially similar to that existing as of April 23, 2003, but that contains no other material component, LICENSEE shall designate [*] of the Net Sales and [*] of the Sublicense Revenues of such product by LICENSEE or sublicensees as attributable to Licensed Patents licensed under this Agreement, absent a basis for an alternative apportionment.

  14.
  TERMINATION

  14.1
  LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

  14.2
  STANFORD may terminate this Agreement if LICENSEE:

  (a)
  Is in default in payment of royalty or providing of reports;

  (b)
  Is in breach of any provision hereof; or

  (c)
  Provides any false report;

  and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

  14.3
  Surviving any termination or expiration are:

  (a)
  LICENSEE's obligation to pay royalties accrued or accruable;

  (b)
  Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

  (c)
  The provisions of Section 6.6(b), Articles 7, 8, and 9 and any other provisions that by their nature are intended to survive.

  15.
  ASSIGNMENT

  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that LICENSEE may assign any of its rights, duties or obligations hereunder with the prior written consent of STANFORD, which consent may not be unreasonably withheld, except that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, LICENSEE. LICENSEE shall [*]. No assignment of this Agreement or of any rights hereunder shall relieve LICENSEE of any of its obligations or liability hereunder.

  16.
  ARBITRATION

  16.1
  Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

  16.2
  Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

  16.3
  The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

  16.4
  Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

  17.
  NOTICES

  All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To STANFORD:	Office of Technology Licensing Stanford University 1705 El Camino Real Palo Alto, CA 94306-1106 Attention: Director
To LICENSEE:	Corgentech Inc. Suite 460, 610 Gateway Boulevard South San Francisco, California 94080 Attention: President

  Either party may change its address upon written notice to the other party.

  18.
  WAIVER

  None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

  19.
  APPLICABLE LAW

  This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEE OF THE LELAND STANFORD JUNIOR UNIVERSITY
Signature	/s/ KATHARINE KU
Name	Katharine Ku
Title	Director Technology Licensing
Date	May 15, 2003
LICENSEE
Signature	/s/ JOHN P. MCLAUGHLIN
Name	John P. McLaughlin
Title	CEO
Date	5/13/03

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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  Exhibit 10.8